Exhibit 99.2

ACCO Brands Corporation
Pro Forma Supplemental Business Segment Information and Reconciliation
(In millions of dollars)
(Unaudited)
	2012					2011					Changes
	Pro Forma Net Sales	Pro Forma Operating Income	Adjusted Items	Pro Forma Adjusted Operating Income (A)	Pro Forma Adjusted Margin (A)	Pro Forma Net Sales	Pro Forma Operating Income	Adjusted Items	Pro Forma Adjusted Operating Income (A)	Pro Forma Adjusted Margin (A)	Pro Forma Net Sales $	Pro Forma Net Sales %	Adjusted Operating Income $	Adjusted Operating Income %	Adjusted Margin Points
Q1:
ACCO Brands North America	$215.5	$(2.1)	$3.8	$1.7	0.8%	$221.2	$(4.7)	$6.8	$2.1	0.9%	$(5.7)	(3)%	$(0.4)	(19)%	(10)
ACCO Brands International	140.1	7.4	2.8	10.2	7.3%	152.7	3.8	1.8	5.6	3.7%	(12.6)	(8)%	4.6	82%	360
Computer Products	41.6	7.5	—	7.5	18.0%	41.3	9.3	—	9.3	22.5%	0.3	1%	(1.8)	(19)%	(450)
Corporate	—	(11.6)	4.7	(6.9)		—	(10.3)	4.7	(5.6)		—		(1.3)
Total	$397.2	$1.2	$11.3	$12.5	3.1%	$415.2	$(1.9)	$13.3	$11.4	2.7%	$(18.0)	(4)%	$1.1	10%	40

Q2:
ACCO Brands North America	$303.7	$19.9	$14.1	$34.0	11.2%	$320.1	$37.6	$(2.4)	$35.2	11.0%	$(16.4)	(5)%	$(1.2)	(3)%	20
ACCO Brands International	118.2	7.4	0.6	8.0	6.8%	144.1	11.6	—	11.6	8.0%	(25.9)	(18)%	(3.6)	(31)%	(120)
Computer Products	45.0	10.0	—	10.0	22.2%	48.7	13.1	—	13.1	26.9%	(3.7)	(8)%	(3.1)	(24)%	(470)
Corporate	—	(8.9)	1.6	(7.3)		—	(11.2)	5.2	(6.0)		—		(1.3)
Total	$466.9	$28.4	$16.3	$44.7	9.6%	$512.9	$51.1	$2.8	$53.9	10.5%	$(46.0)	(9)%	$(9.2)	(17)%	(90)

Q3:
ACCO Brands North America						$343.4	$49.3	$(1.0)	$48.3	14.1%
ACCO Brands International						177.5	27.9	—	27.9	15.7%
Computer Products						46.2	11.1	—	11.1	24.0%
Corporate						—	(10.1)	4.8	(5.3)
Total						$567.1	$78.2	$3.8	$82.0	14.5%

Q4:
ACCO Brands North America						$304.4	$36.0	$1.1	$37.1	12.2%
ACCO Brands International						210.3	38.8	—	38.8	18.4%
Computer Products						54.1	13.6	—	13.6	25.1%
Corporate						—	(11.4)	5.7	(5.7)
Total						$568.8	$77.0	$6.8	$83.8	14.7%

Full Year:
ACCO Brands North America	$519.2	$17.8	$17.9	$35.7	6.9%	$1,189.1	$118.2	$4.5	$122.7	10.3%
ACCO Brands International	258.3	14.8	3.4	18.2	7.0%	684.6	82.1	1.8	83.9	12.3%
Computer Products	86.6	17.5	—	17.5	20.2%	190.3	47.1	—	47.1	24.8%
Corporate	—	(20.5)	6.3	(14.2)		—	(43.0)	20.4	(22.6)
Total	$864.1	$29.6	$27.6	$57.2	6.6%	$2,064.0	$204.4	$26.7	$231.1	11.2%

(A) Adjusted results exclude restructuring charges (in 2012 only) and transaction-related expenses, MWV parent allocations (which will not continue in the ongoing entity and include LIFO expense in cost of products sold, corporate costs and gain on property sales in SG&A) and amortization of the step-up in the fair value of finished goods inventory.